Exhibit 10.1

AGREEMENT

- by and between -

GENPACT ONSITE SERVICES INC.

- and -

PATRICK COGNY

- with respect to -

THE PERFORMANCE OF BRANCH MANAGEMENT SERVICES

OCTOBER 21, 2008

AGREEMENT FOR THE PERFORMANCE OF BRANCH MANAGEMENT SERVICES

This agreement for the performance of branch manager services (this “Agreement”) is entered into on October 21, 2008.

BY AND BETWEEN:

1.            GENPACT ONSITE SERVICES INC., a company organized and existing under the laws of Delaware, United States, with registered office at Corporation trust Center, 1209 Orange, Wilmington, Delaware 19801 (hereinafter referred to as the “Company”), and with a Belgian branch office at 1000 Brussels, Rue Royale 97; and

2.            Mr. Patrick Cogny, residing at 138 avenue Molière, 1050 Bruxelles (hereinafter referred to as the “Manager”);

The Company and Manager are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)          The Manager has been appointed as a director of the Company by the relevant corporate body in accordance with applicable US laws;

(B)           The Manager has subsequently been appointed by the relevant corporate body as a branch manager of the Company’s Belgian branch in accordance with the applicable relevant legal rules;

(C)           The Parties hereby wish to specify the terms and conditions of such appointment as branch manager in this Agreement.

IT HAS BEEN AGREED AS FOLLOWS:

Article 1 - Task and Responsibilities

1.1           The Manager will - in his capacity of branch manager – have the powers for daily management of the Company’s Belgian branch as determined by the relevant corporate body of the Company (hereinafter referred to as the “Services”).

1.2           The Services will cover (i) all daily management services, financial, operational, administrative, commercial and legal aspects of the business operations of the Company’s Belgian branch including the responsibilities of CEO for Genpact Europe and the Manager will more specifically have the powers and responsibilities as further described in Annex A to this Agreement and (ii) all related assistance that may be required or requested by the Company.

Article 2 - Obligations of the Manager

2.1           The Manager undertakes:

•              to assume full responsibility for the daily management, global operations and functioning of the Belgian branch of the Company, including all legal and internal, local and group level reporting requirements;

•              to discharge the Services on a full-time basis during at least 195 service days per calendar year;

•              to perform the Services in the best interest of the Company, to the best of his abilities, in a loyal manner and in good faith;

•              to render the Services in a professional and competent manner in accordance with the high performance and quality standards, which a contact or customer of the Company may expect;

•              to take into account the guidelines that will be issued from time to time by the Company’s board of directors (the board of directors of the Company hereinafter being referred to as the “Board); and to discharge the Services subject to regular consultation with and reporting to the Board in order to assure the coherence of the Services rendered whilst maintaining all freedom and autonomy in organising the performance of its Services;

•              to communicate to the Board all information which is pertinent for the performance of the Services and the Company’s business in general.

2.2           The Manager can in view of the needs of the Company be required to provide the Services outside normal working days or working hours.

Article 3 - Obligations of the Company

3.1           The Company will provide the Manager with access to all documents, information and guidelines that are reasonably required for the proper performance of the Services.

3.2           The Company will file an application tending to obtain the benefit of the special tax regime for foreign executives temporarily assigned to Belgium, as provided for by the Circular of August 8, 1983. The Manager agrees to fully cooperate and to provide all documents and information required in the framework of such application.

3.3           Assuming (under all reservation) that the Belgian tax authorities will grant the benefit of the special tax regime for foreign executives in the Manager’s respect, the Manager will be responsible for keeping track of his foreign business travelling. As such, the Manager is required to keep copies of, amongst others, expense reports, transport documents (with boarding passes where available), fuel costs, hotel bills, mobile phone bills, etc. to justify the applicable business travel exclusion rate.

Article 4 - Compensation of the Manager

4.1           Subject to the availability of the Manager for the performance of the Services during at least 195 service days per calendar year, the Manager will be entitled to a fixed annual fee of EUR 252,810 gross payable according to article 4.6. The fixed fee will be increased to EUR 266,184 effective December 1, 2008 and will thereafter be reviewed by the Parties at least every 15 months.

If the Manager is during any calendar year unable to perform the Services during at least 225 service days per calendar year, the annual fee will be reduced accordingly pro rata temporis. To the extent possible such reduction will be corrected on the remaining monthly fee for the month of December or in any other appropriate manner indicated by the Company on the basis of the following correction formula: (fixed annual fee X 1/225 = daily fixed fee) X (number of service days below 225 service days per year).

4.2           The Manager’s gross compensation package is deemed to include certain tax free allowances (reimbursement of expenses proper to the company) which are intended to cover the extra expenses resulting from the Manager’s temporary relocation to Belgium. Assuming the Belgian tax authorities will grant the benefit of the special tax regime for foreign executives in the Manager’s respect, said allowances will be calculated in accordance with the guidelines of the technical note, established by the Belgian tax authorities in the framework of said special tax regime.

4.3.          As long as the Manager maintains a Belgian place of abode, the Company will reimburse his Belgian housing costs up to a maximum of EUR 48,000 per year. The Manager acknowledges that such payment constitutes a taxable benefit in kind part of which only a fraction can be considered as a tax free allowance, assuming that the special tax regime for foreign executives will be granted, in accordance with the guidelines of the technical note as referred to on article 4.2.

4.4           The Manager will be entitled to receive a school allowance capped at EUR 62,000 in connection with his children attending an international school in Belgium during his temporary Belgian stay. Said allowance will cover a one time registration fee and the tuition fee. The local transport costs and other costs imposed by said school will be paid by the Manager. Entitlement to the schooling allowance is subject to submission of invoices relating to the present type of expenses.

4.5           [Intentionally omitted.]

4.6           The fixed annual fee will be due in twelve equal installments at the end of each month (without prejudice, however, to the possible reduction as referred to in the second paragraph of article 4.1 of this Agreement) and is subject to the applicable tax withholdings. The Company will set up the appropriate payroll for this purpose.

4.7           The Company will have the right to make the payment of the monthly installments conditional on the submission of work documentation reflecting the service days during which the Services have been performed during the relevant month or during the calendar year as the case may be.

4.8           The Manager can participate in a variable compensation scheme, of which the terms and conditions are unilaterally determined by the Board. The amount of the variable compensation will depend on the level of achievement of targets, i.e. business performance against operating plan, established every year by the Board and is payable in the month of March or

April of the following year. The amount of the variable compensation will be determined by the Board in its sole discretion and is not guaranteed.

4.9           The Manager will be affiliated to the applicable insurance schemes, providing medical, death and disability coverage as well as additional retirement benefits which all constitute taxable benefits subject to the applicable tax withholdings as applicable. The level of benefits will be equivalent to the level of coverage before joining the Company.

4.10         The Company will put a company car at the Manager’s disposal. The Manager may select a car model up to an annual cost of EUR 15,000 per annum excluding VAT. Alternatively, if more appropriate the Company will pay allowances to the Manager at the level of EUR 1,250  per month.

4.11         All payments to be made to the Manager will be subject to deduction of all withholdings required under any applicable laws and regulations. In addition, and if applicable, the Company will declare a benefit in kind relating to the use of the company car, which will be evaluated on the basis of the applicable rules and regulations and in function of the position of the tax administration. The Manager expressly agrees that the Company is entitled to deduct any withholdings legally required to be made in respect of any amounts and benefits (including benefits in kind) due to him, from any amounts payable to him in cash and without restriction.

Article 5 - Expenses

5.1           The fixed annual fee will cover all costs incurred by the Manager in the framework of the performance of the Services, with the exception only of reasonable expenses in relation to business travel and lodging expenses actually incurred or paid by the Manager in the performance of his Services under this Agreement.

5.2           The Company will pay or reimburse the Manager for any such expenses upon presentation of the appropriate supporting documents as the Company may reasonably require and, if the nature and amount would so require, subject to prior approval by the Company.

5.3           The expenses will be due at the end of each month together with the instalment of the fixed fee and will be payable within the same time period as set forth in article 4.6 of this Agreement.

5.4           To the extent that no company car is put at the manager’s disposal, the Company will reimburse the Manager for using his private car for professional purposes in accordance with maximum reimbursements as provided by Belgian legislation. The maximum amount of professional kilometres is 24,000 km per annum.

Article 6 - Duration and Termination

6.1           This Agreement is entered into for an unlimited term and is effective as of September 1, 2008.

6.2           Each Party will have the right to terminate this Agreement at all times subject to a prior notice period of 1 (one) month to be notified by registered mail, which becomes effective on the next working day following its dispatch, or alternatively with immediate effect subject to the payment of an equivalent indemnity in lieu of notice equal to 1 (one) monthly instalments of the fixed annual fee as set forth in article 4.1 of this Agreement.

6.3           In case of termination of this Agreement by the Company for a cause not covered under article 6.6.2 below, the Company will pay an indemnity equivalent to 10 monthly instalments of the fixed annual fee as set forth in article 4.1 of this Agreement.

6.4           The Company may at its option terminate this Agreement at all times in the event

6.4.1        that the Manager would on a permanent basis be no longer available to render the Services or if in any calendar year his unavailability to render the Services will exceed a total of three (3) months (not necessarily consecutively).

6.5           The Manager can terminate this Agreement at all times with immediate effect, without prior notice or indemnification, in the event of bankruptcy, composition with creditors, the appointment of a trustee, or the liquidation of or with respect to the Company.

6.6           Both Parties can terminate this Agreement at all times with immediate effect, without prior notice and, in the case of 6.6.2 only, without indemnification, in the event:

6.6.1        that the other Party would be in breach, other than a serious breach as referred to in article 6.6.2. of this Agreement, of a contractual obligation and would fail to remedy such breach within fifteen (15) days following a written warning by registered mail to correct the deficiency;

6.6.2        of a serious breach of this Agreement by the other Party, or of a serious misconduct or serious negligence by the other Party with respect to or affecting this Agreement.

Article 7 - Confidentiality and Proprietary Information

7.1           The Manager agrees to regard and preserve as confidential all information, whether in writing or in other tangible or intangible form, relating to the business of the Company, or any of the Company’s customers or suppliers that has not previously been publicly released by duly authorized representatives of the Company and will include (but will not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs, consumer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of the Company or any of the Company’s customers (hereinafter referred to as “Proprietary Information”) during the term of this Agreement and for a period of  five (5) years following its termination.

7.2           The Manager will not, without the prior written approval from the Company, directly or indirectly, use for his benefit or purposes, nor disclose to others, during the term of this Agreement and for a period of five (5) years following its termination, except as required for carrying out the Services under this Agreement, any such Proprietary information.

7.3           The Manager agrees not to remove from the premises of the Company or any customer of the Company, except to the extent required to perform the Services or except as specifically authorized in writing by the Company, any document or object containing or reflecting any Proprietary information.

7.4           All Proprietary Information and all of the Manager’s interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedures, copyrights, patents and developments, developed by the Manager as a result of, or in connection with the services carried out under this Agreement, will be the property of the Company.

7.5           The Manager will upon termination of this Agreement immediately return to the Company all equipment, software, documents (including documents established by the Manager for or in connection with the Company’s business), business information and other proprietary data which have been made available or established, irrespective of the carrier and without retention of any copies.

7.6           In case of violation of this confidentiality and Proprietary Information undertaking, the Company will have the right to claim all justified damages in addition to any other remedy the Company may be entitled to.

Article 8 - Intellectual Property Rights

8.1           The Manager explicitly agrees that all inventions, projects, drawings, processes and improvements of any nature whatsoever, including rights on patents, designs, databases, software (or rights on the application for registration of such rights) (hereinafter referred to as the “Intellectual Property Rights”) of which he would become during the term of this Agreement the author or co-author and which relate to the business of the Company, will be the exclusive property of the Company and the Manager undertakes to make full and prompt disclosure without compensation of all relevant documents and data in favour of the Company and to provide all necessary co-operation to secure for and / or to assign to the Company all monetary Intellectual Property Rights.

8.2           [Intentionally omitted.]

8.3           The normal fixed fees as set forth in article 4.1 of this Agreement will be deemed to cover Manager’s compensation for the Intellectual Property Rights so assigned.

Article 9 - Assignment of Rights

9.1           The assignment of the rights and obligations of the Manager under this Agreement and the subcontracting by the Manager of the Services or part thereof must be approved in advance and in writing by the Company.

9.2           The Company may assign its rights and obligations under this Agreement in whole or in part to other Members of the Group provided such assignment will not have adverse consequences for the performance of the Manager’s mission.

Article 10 - Tax and Social Security

10.1         The Manager will diligently comply with all legal and contractual provisions to which he is subject and will be exclusively responsible for compliance with all his obligations under the income tax and / or social security legislation or any other legislation such as, amongst others, the Manager’s obligation to affiliate himself to the Belgian social security regime as a self employed remunerated director.

The Company will provide the assistance of a tax advisor in order to complete his annual income tax statement and Belgium Social Security obligations.

The Manager will indemnify the Company and the Group Companies for all claims that would be made against the Company or Group Companies by any third party or administration because of intentional non-compliance by the Manager with any of its legal obligations and for any claim that would be made against the Company or Group Companies on the basis of or in relation to this Agreement and the Services carried out under this Agreement.

Article 11 - Miscellaneous

11.1         This Agreement constitutes the entire understanding of the Parties and supersedes any prior agreements or understandings, written or oral, between the Company, the Manager with respect to the subject matter of this Agreement.

11.2         If any provisions of this Agreement are held to be invalid or illegal in whole or in part, this Agreement will continue to be valid as to its other provisions and to the remainder of the affected provision. The Parties undertake to replace the invalid provision by a provision having the same effects and objectives.

11.3         Any amendment to this Agreement or modification of the obligations of a Party has to be agreed upon in writing by all Parties.

Article 12 - Applicable Law - Competent Courts

12.1         This Agreement will be governed by Belgian law.

12.2         Any dispute in connection with the conclusion, interpretation or the performance of this Agreement will be submitted to the competent courts of Brussels.

IN WITNESS WHEREOF, the Parties hereto have initialled each page of this Agreement, and have signed and executed this Agreement in two (2) originals on the day and year first written above, and each Party acknowledges the receipt of one original.

(1)           GENPACT ONSITE SERVICES INC.

By:	/s/ Heather White
	Name:	Heather White
	Title:	Officer

(2)           Mr. Patrick Cogny

By:	/s/ Patrick Cogny
Name:	Patrick Cogny

ANNEX A:

In exercising the Services as set forth in article 1.2 of this Agreement, the Manager will, amongst others, have the following day to day duties and responsibilities:

1)         Sign the daily correspondence.

2)         Draw and receive from the National Bank of Belgium, the Belgian Treasury, and from any public pay-offices, administrations, companies or persons, any sums or bills which might be due to the branch as and for principal, interest and charges, for any reason whatsoever; give good and valid receipt and release, in the name of the branch, for any sums or bills received.

3)         Withdraw in the name of the branch, from the post office, customs, forwarders and railways and/or receive at the branch’s address, all letters, boxes, parcels, packages, whether or not registered or insured, containing items of value or not; receive all deposits; present bills of lading, airway bills and all other necessary documents, sign all instruments and discharges.

4)         Establish inventories or dismiss all agents and employees of the branch, fix their emoluments, commissions, salaries, gratifications, as well as all other conditions of their employment and of their separation.

5)         Make application for all registrations or modifications at the Clerk’s Office of the Commercial Court and the Company Office.

6)         Apply for the affiliation of the branch to any professional organization.

7)         Represent the branch before all public and private administrative bodies.

8)         Open and close in the name of the branch all postal checking accounts or banking accounts at financial institutions and make all deposits on or withdrawals from these accounts.

9)         Have such banking powers as are specifically notified to the Company’s and branch’s depositories.

10)       Enter into or ratify all contracts for the renting of real or personal property in Belgium and particularly for the establishment of office premises, register such lease and, in general, to everything necessary relating thereto.

11)       Engage in all normal commercial activities.

12)       Delegate to one or more persons such part of his powers as he will determine and for such time as he will establish.

13)       Generally, to do, perform and execute all such matters, acts, or things as may be necessary and proper to conduct and carry out the ordinary business of the branch to the best interests of the branch.

14)       Draw up all documents and sign all papers in order to be able to exercise the powers listed above.

15)       Adopt all necessary measures to implement the resolutions and recommendations of the Board of Directors of the Company in his capacity of CEO for Genpact Europe.

And in general, all assistance that can be reasonably requested in relation with the business operations of the Company as indicated by the Company.

IN WITNESS WHEREOF, the Parties hereto have initialled each page of this Annex A, and have signed and executed this Annex A in two (2) originals on the day and year first written above, and each Party acknowledges the receipt of one original.

(1)           GENPACT ONSITE SERVICES INC.

By:	/s/ Heather White
	Name:	Heather White
	Title:	Officer

(2)           Mr. Patrick Cogny

By:	/s/ Patrick Cogny
Name:	Mr. Patrick Cogny